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                                                                    EXHIBIT 23.1




Consent of KPMG Peat Marwick LLP, Independent Auditors

       We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the ENTEX Holdings, Inc. 1996 Stock Option Plan, the ENTEX Information Services, Inc. 1996 Stock Option Plan, the 1996 Performance Incentive Plan and the 1996 Non-Employee Director Stock Plan of ENTEX Information Services, Inc. of our report dated September 17, 1997, except as to note 13 which is as of November 28, 1997, with respect to the consolidated financial statements and related schedule of ENTEX Information Services, Inc. included in its Registration Statement on Form 10 filed with the Securities and Exchange Commission, Pre-Effective Amendment No. 1 and Pre-Effective Amendment No. 2 thereto.




                                           /s/ KPMG PEAT MARWICK LLP



Stamford, Connecticut
February 2, 1998